Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES, INC. ANNOUNCES
APPOINTMENT OF GAVIN ISAACS
AS CHIEF OPERATING OFFICER

CEO Haddrill extension and other management changes also announced

LAS VEGAS, June 21, 2006 — Bally Technologies, Inc. (NYSE: BYI) announced today the appointment of Gavin Isaacs as Executive Vice President and Chief Operating Officer, effective September 1, 2006. Isaacs will report to CEO Richard Haddrill, who has also extended his employment agreement with Bally through December 2008.

Isaacs is concluding his responsibilities as President of Aristocrat Technologies, Inc., a Las Vegas-based subsidiary of Aristocrat Technologies Australia Pty Limited. During his tenure with Aristocrat beginning in 1999, Isaacs served in key management positions, including General Manager Global Marketing and Business Development, and Managing Director, Europe, before ascending to the position of Americas President in March 2003. During his term as Americas President, Aristocrat Americas became the largest financial contributor to the Aristocrat Group, posting record revenues, unit sales and recurring-revenues while achieving substantial margin increases.

“Bally has a great opportunity to capitalize on its current momentum and I am excited to join the team, building upon the company’s 75-year history,” Isaacs said.

“Gavin brings a level of expertise and gaming-industry success to Bally that will help us further our strategic initiatives and execute with even greater customer-centricity and efficiency,” Haddrill said. “Gavin is well-known and respected in our industry in addition to being well liked by our team.”

As an inducement to join Bally and contribute to building shareholder value, Isaacs will be awarded an option to acquire 150,000 shares of Bally’s common stock at a price per share equal to the market price of Bally’s common stock on the date he is first employed. The option vests in four annual installments of 37,500 on each of the first four anniversaries of the date of grant.

Additionally, Bally Technologies announced the following executive appointments and changes: Mark Lipparelli will assume the position of Executive Vice President of Planning and Strategy. Mickey Roemer will assume the position of Senior Vice President of North American Sales. In addition, Doug Mack has been named Vice President of Manufacturing. Doug comes to Bally from Arrow Electronics, a multi-national distributor of electronic components, where he served as Director of Manufacturing and Program Services.

In other key management changes, Robert Crowder, Vice President, will assume the added responsibilities of Project Management and Compliance, and Mike Mitchell, Vice President, will assume the added responsibilities of Product Management.

“I am pleased with the talent and energy of our team as we enter our new fiscal year and capitalize on our recent product successes,” Haddrill said.

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Page 2 - Gavin Isaacs/Management Announcement

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming Systems Company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

—BALLY TECHNOLOGIES, INC.—